Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS 50% INCREASE
IN SECOND QUARTER 2005 EARNINGS
Both Six-Month and Second Quarter Earnings Rise to All Time Highs

DENVER, COLORADO, June 14, 2005 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial results for the second quarter and six months ended April 30, 2005.

Second quarter 2005 net income increased 50% to an all time quarterly high.  For the quarter, net income was $1,180,000 on revenue of $3,202,000 compared to $786,000 on revenue of $2,273,000 last year.  On a per diluted share basis, net income was $.19 in the second quarter compared to $.13 last year.  Cash flow from operating activities (before changes in operating assets and liabilities) increased 56% to $2,193,000, up $786,000 from last year.

For the first six months of 2005, net income increased 7% to $2,089,000 on revenue of $5,808,000 compared to net income of $1,951,000 on revenue of $5,123,000 last year.  On a per diluted share basis, net income was $.34 this year compared to $.32 last year.  Cash flow from operating activities (before changes in operating assets and liabilities) was $3,994,000, up 19% from last year.

James T. Huffman, President, said, “We achieved new earnings milestones for the company and its shareholders in the first half of 2005.  Looking forward, the recently completed Connor, Freeman and Easterwood wells will come on line shortly and new drilling and Calliope installations are scheduled for the second half of 2005.  These combine to make us optimistic that we will continue to achieve new performance records this year.”  Huffman further stated, “For the longer range, we made major commitments this year to increase both the volume and breadth of CREDO’s exploration program by expanding into South Texas and North-Central Kansas.  These 3-D seismic driven projects should begin generating drilling opportunities late this year and early next year.”

PRODUCTION VOLUMES RISE 11% IN THE SECOND QUARTER

A strong increase in second quarter 2005 production spurred production for the first half, bringing it virtually even with last year.  Natural gas accounts for 88% of the company’s total production.

Second quarter production rose 11% to 523 MMcfge (million cubic feet of gas-equivalent) compared to 470 MMcfge last year.  Natural gas production rose 14% to 460 MMcfg and oil production was 10,500 barrels compared to 11,200 barrels last year.

For the first six months, production was 959 MMcfge compared to 988 MMcfge last year.  Natural gas production was 842 MMcfg and oil production 19,500 barrels.

PRODUCT PRICES SHOW CONTINUED STRENGTH

For the second quarter, net wellhead natural gas prices rose 21% to $5.63 per Mcf compared to $4.64 last year.  Hedging transactions reduced wellhead prices $.12 per Mcf compared to $.34 per Mcf last year.  As a result, total natural gas price realizations rose 28% to $5.51 per Mcf compared to $4.30 last year.  Wellhead oil prices rose 36% to $44.49 per barrel compared to $32.77 last year.

Net wellhead natural gas prices for the first six months rose 20% to $5.72 per Mcf compared to $4.76 last year.  Hedging transactions reduced wellhead prices $.33 per Mcf compared to $.07 per Mcf last year.  As a result, total natural gas price realizations rose 15% to $5.39 per Mcf compared to $4.69 last year.  Wellhead oil prices rose 38% to $43.66 per barrel compared to $31.58 last year.

The company has open hedge positions consisting of “collars”.  For July through September 2005, such collars total 300 MMbtu with a weighted average floor price of $6.02 and ceiling price of $7.15, and are estimated to cover 50% to 55% of equivalent production for those months.  In addition, for December 2005 and January 2006, such collars total 120 MMbtu with a weighted average floor price of $7.00 and ceiling price of $8.68, and are estimated to cover 25 % to 30% of equivalent production for those months.  Subsequent to second quarter-end, hedges for May and June were closed and a futures loss of $51,000 was realized.  Average gas prices in the company’s market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION PROVIDES
SOLID FOUNDATION FOR GROWTH

At April 30, 2005, working capital was $7,296,000.  Total assets were $33,179,000 including cash and short-term investments of $5,968,000.  Stockholders’ equity was $23,564,000.  The company’s only long-term debt is a $355,000 exclusive license obligation.

CAPITAL SPENDING INCREASES 49%;
BOTH EXPLORATION AND CALLIOPE PROJECTS SIGNIFICANTLY EXPANDED

Capital spending for first half 2005 totaled $3,621,000, up 49% from last year.  CREDO’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System.  The company believes that, in combination, these two projects provide an excellent (and possibly unique) balance for achieving its goal of adding long-lived reserves and production at reasonable costs and risks.

The company currently drills primarily on its 40,000 gross acre inventory located along the shelf of the Northern Anadarko Basin in Oklahoma.  During fiscal 2005, the company significantly expanded both the volume and breadth of its exploration program with new projects in South Texas and North-Central Kansas.  Drilling is expected to commence on both projects late in 2005.

The Calliope segment of the company’s business is focused on two areas:  increasing the number of Calliope installations through joint ventures with larger companies and expanding its effort to directly purchase Calliope candidate wells from third parties.  The acquisition portion of this project has recently been expanded into Texas, including hiring highly qualified, full time personnel.

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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

For 2005, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $2,089,000, DD&A of $1,042,000, deferred income taxes of $833,000, and other of $30,000.  For 2004, such cash flow consists of net income of $1,951,000, DD&A of $791,000, and deferred income taxes of $621,000.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.

(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Six Months Ended April 30,		Three Months Ended April 30,
	2005	2004	2005	2004

REVENUES:
Oil and gas sales	$5,389,000	$4,706,000	$3,004,000	$2,101,000
Operating	323,000	292,000	164,000	155,000
Investment income and other	96,000	125,000	34,000	17,000
	5,808,000	5,123,000	3,202,000	2,273,000

COSTS AND EXPENSES:
Oil and gas production	1,130,000	932,000	642,000	472,000
Depreciation, depletion and amortization	1,042,000	791,000	565,000	362,000
General and administrative	715,000	667,000	346,000	336,000
Interest	19,000	23,000	10,000	11,000
	2,906,000	2,413,000	1,563,000	1,181,000

INCOME BEFORE INCOME TAXES	2,902,000	2,710,000	1,639,000	1,092,000

INCOME TAXES	(813,000)	(759,000)	(459,000)	(306,000)

NET INCOME	$2,089,000	$1,951,000	$1,180,000	$786,000

EARNINGS PER SHARE OF COMMON STOCK - BASIC	$.35	$.32	$.20	$.13

EARNINGS PER SHARE OF COMMON STOCK - DILUTED	$.34	$.32	$.19	$.13

Weighted average number of shares of Common Stock and dilutive securities:
Basic	6,040,000	6,011,000	6,042,000	6,018,000

Diluted	6,204,000	6,162,000	6,213,000	6,182,000

Condensed Balance Sheet Information

	April 30, 2005	October 31, 2004
Cash and Short-Term Investments	$5,968,000	$6,889,000
Other Current Assets	4,301,000	3,128,000
Oil and Gas Properties, Net	22,133,000	19,509,000
Exclusive License Agreement, Net	373,000	408,000
Other Assets, Net	404,000	1,042,000

	$33,179,000	$30,976,000

Current Liabilities	$2,973,000	$4,406,000
Deferred Income Taxes, Net	5,602,000	4,605,000
Exclusive License Agreement Obligation, Net of Current	297,000	297,000
Asset Retirement Obligation	743,000	748,000
Stockholders’ Equity	23,564,000	20,920,000

	$33,179,000	$30,976,000